Exhibit 99.1

From:	David R. Harvey, Chairman Jai P. Nagarkatti, President and CEO	For questions, contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

October 26, 2006

SIGMA-ALDRICH (NASDAQ: SIAL) Q3 2006 SALES INCREASE 7.1%. DILUTED EPS UP

8.5%. 2006 DILUTED EPS FORECAST RAISED $.05 TO $3.95-$4.05.

HIGHLIGHTS:

Sales, Income and EPS Results:

•	Reported Q3 2006 sales grew 7.1% to $441.4 million, including a currency benefit of 1.9 percentage points largely offset by one less sales day compared to Q3 2005.

•	Q3 2006 operating and pretax income margins of 21.9% and 20.4%, respectively, were virtually identical to Q3 2005 operating and pretax margins of 21.8% and 20.6%, respectively.

•	Reported and proforma increases in diluted EPS were 8.5% and 7.4%, respectively, for Q3 2006. Q3 2006 diluted EPS of $1.02 included a $.07 tax benefit that lowered the Q3 2006 effective tax rate versus earlier guidance to a level approximately equal to the Q3 2005 rate. Quarterly and year-to-date comparisons and a reconciliation of proforma to reported diluted EPS can be found on page 10 of this release.

Outlook

•	Management expects full year 2006 reported sales growth to be about 7%, including approximately 1% of a carryover benefit from the February 2005 acquisition of the JRH industrial cell culture business. Organic sales growth for the full year of 2006 is expected to approximate 6%, anticipating that Q3 2006 growth will continue for this year’s final quarter. At September 30, 2006 rates, currency is expected to benefit final quarter 2006 sales, but have little to no effect on full calendar year sales results.

•	Management is raising its full year 2006 diluted EPS forecast by $.05 to a new range of $3.95 to $4.05, reflecting the lower than previously expected tax rate mentioned above. This range also includes the previously communicated and still expected impact of roughly $.16 per share from stock-based compensation expense under Statement of Financial Accounting Standards No. 123 (R) (SFAS 123(R)). Diluted EPS of $3.76 for 2005 did not include a $.14 per share impact that would have reduced reported diluted EPS had SFAS 123(R)’s provisions been applied to that year’s reported diluted EPS.

CEO’s STATEMENT:

Commenting on third quarter performance and expectations for the year, President and CEO Jai Nagarkatti said: “We are pleased that our sales growth rate rebounded during the third quarter. We’re also pleased with our continued strong margins. The contribution to EPS from a lower than expected tax rate enabled us both to exceed earnings expectations for the quarter and to once again increase our EPS guidance for the full year. Benefits from the ongoing, global roll-out of new customer centric programs were partially offset by lower than expected improvements in underlying market conditions, particularly in Japan, and by slower than anticipated acceptance of several of our new and innovative Research Biotech products. We largely achieved, but did not exceed, our 7% targeted organic sales growth in the third quarter when measured on comparable sales days and look forward to similar organic growth results for the year’s final quarter. I remain very optimistic about our long-term growth prospects and our ability to continue to increase market share as our new initiatives gain traction. We continue to adapt programs, products and services to more fully meet customers’ evolving needs while maintaining superior returns for our shareholders. These activities are driving current year gains and over the next two years we expect them to enable us to achieve 7% organic sales growth and add another 3% to that growth through acquisitions, all while maintaining current profit margins.”

Nagarkatti continued, “Our new customer centric business unit structure, established just over one year ago, continues to perform well. We’ve made progress on each of the five key growth initiatives in the evolutionary strategic plan that accompanied this new structure:

•	Closer alignment with our customers is leading to improved relationships at all levels, with extra emphasis on large commercial and academic accounts providing new contacts and opportunities for even more business;

•	The acquisition of our dealer in China, a new combined manufacturing and R&D facility in India, and accelerated activities in emerging markets have fueled 30+% year-to-date sales growth in China, India and Brazil, supporting our goal to expand our presence in non-European international markets to 25% of our overall sales by 2010;

•	We continue to build on our internet capabilities, with sales from web-based ordering through our industry-leading web site making increased contributions to our revenues in each of the first three quarters of 2006;

•	Our ongoing commitment to process improvement, through which we’ll once again exceed our annual savings expectations in 2006, continues to enable us to maintain strong margins and meet our 20% targeted ROE while continuing to invest in opportunities to drive future growth; and

•	We have made prudent use of our cash to acquire roughly $25 million in annualized revenues in businesses, facilities and technologies that meet our investment criteria and strengthen our competitive position.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2005):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 9 of this release.

Reported sales increased 7.1% during the third quarter of 2006 and the reported sales gain for the first nine months of 2006 was 6.1%. Organic sales growth for the third quarter and first nine months of 2006 (excluding currency impacts in both periods and the contribution from JRH’s industrial cell culture business in the year-to-date results) was 5.2% and 5.4%, respectively. One less sales day in Q3 2006 compared to Q3 2005 reduced otherwise reportable and organic third quarter sales growth by 1.6 percentage points. The impact of this sales day difference on year-to-date and expected full year sales growth is insignificant. After achieving reported and organic sales growth for the first half of 2006 of 5.7% and 5.5%, respectively, comparable growth (organic sales growth plus the sales day difference impact) for Q3 2006 was largely in line with the Company’s 7% organic growth target. While an improvement, this growth fell slightly below earlier expectations for stronger growth rates in both the third and fourth quarters of 2006 that would have achieved 7% projected organic growth for the full year. Sales gains continued to benefit from the success of new sales initiatives. The second quarter acquisitions of our dealer (Beijing Superior) in China and Iropharm, combined with the third quarter acquisition of Pharmorphix, made modest contributions to this growth.

Highlights for our four Business Units include:

Research Essentials (Organic growth-Q3: 2.5%, YTD: 3.6%): After declining in 2006’s second quarter, sales to academic accounts grew at a modest rate in Q3 2006, with similar modest growth continuing in all commercial customer segments in the third quarter. Growth in sales of this unit’s key product group, lab essentials, was partially offset by a modest decline in demand for cell culture reagents. Year-to-date organic sales growth of 3.6% is in line with our 4.0% long-term growth target for this business.

Research Specialties (Organic growth-Q3: 6.4%, YTD: 5.9%): This unit’s Q3 and year-to-date sales growth are also in line with its long-term 6.0% organic growth target. Research Specialties experienced growth in both commercial and academic customer segments during Q3 2006. Continued emphasis on offering the broadest range of core products for analytical applications, chemical synthesis and fundamental life science research all contributed to this unit’s growth.

Research Biotech (Organic growth-Q3: 1.9%, YTD: 5.8%): Slower growth in sales to academic customers, which comprise a larger portion of this unit’s revenues compared to our other two Research businesses, and continued softness in sales of synthetic DNA products reduced this unit’s growth in Q3 2006 from the rate achieved during the first half of the year. These factors offset modest expected and achieved benefits from product library deliveries that had been deferred from the second to third quarter of 2006 at customers’ requests.

SAFC (Fine Chemicals; Organic growth-Q3: 7.4%, YTD: 6.0%): After achieving record sales of $127.3 million in Q2 2006, SAFC had another strong performance with sales of $124.4 million during the third quarter. Demand from pharmaceutical and diagnostic manufacturers in both the U.S. and Europe remained robust. Booked orders for future delivery, one partial indicator of possible future sales results, reached yet another new all time high. Contributions from the May 2006 addition of the Iropharm (Arklow, Ireland) custom chemical synthesis business and the August 2006 acquisition of Pharmorphix (Cambridge, UK), a firm that offers solid-form research services to the global pharmaceutical and biotech markets, made small contributions to this unit’s Q3 2006 growth.

Internet: Ongoing efforts to enhance our capabilities and maintain our superiority in this rapidly developing order and information tool boosted E-commerce Research Sales (for Research Essentials, Research Specialties and Research Biotech) to 36% of total Research Sales in Q3 2006, up from 35% in Q2 2006, continuing our established pattern of meeting or beating prior contributions in each of the 15 previous quarters since the Internet’s emergence as an integral part of our sales growth strategy.

International: Efforts to grow international (non-European) sales at a faster pace to boost their overall contribution from 20% of total sales in 2005 to 25% by 2010 led to third quarter international sales increases before currency impacts exceeding 12.0%. Continued emphasis in the developing markets of China, India and Brazil provided currency adjusted sales growth in excess of 30% in each country for the third quarter.

INCOME ANALYSIS:A reconciliation of proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 10 of this release.

Reported diluted EPS for 2006’s third quarter was $1.02. This included a $.07 Q3 2006 tax benefit that had not been reflected in prior EPS guidance based on a 29-30% effective tax rate for the second half of 2006. This tax rate improvement came from reduced tax liabilities related to tax audit activity that effectively lowered our tax rate from 29.9% in 2006’s first six months to 24.1% in the third quarter of 2006. After reducing otherwise reportable first half 2006 diluted EPS by $.07, currency was neutral to diluted EPS for Q3 2006. As expected, stock-based compensation expense under SFAS 123(R) reduced otherwise reportable diluted Q3 2006 EPS by $.04 per share. Reported diluted EPS for 2005’s third quarter had been $.94, including an inventory purchase accounting charge of $.04, but excluding a $.03 per share impact for stock-based compensation expense which would have been included had the provisions of SFAS 123(R) been applicable to that period. On a proforma basis, third quarter 2006 diluted EPS of $1.02 increased 7.4% over the Q3 2005 proforma diluted EPS of $.95.

Reported operating income was 21.9% and 22.8% of sales for the third quarter and first nine months of 2006, respectively, compared to 21.8% of sales for the same two respective periods of 2005. Gross margins were 50.5% and 51.5% of sales for the third quarter and first nine months of 2006, respectively, compared to 51.5% and 51.2% of sales for the same two respective periods of 2005. Lower gross margins in the third quarter of 2006 compared to the third quarter of 2005 are attributable to stronger growth in lower average margin SAFC sales, the delayed adverse impact on product costs of the stronger U.S. dollar from earlier in 2006 and a modest increase in inventory write-offs, only partially offset by continued benefits from process improvement initiatives and the expensing of an inventory purchase accounting charge (to adjust acquired inventories to their fair market values) during the third quarter of 2005. Higher raw material, energy and fuel costs experienced by other chemical businesses had little impact on our 2006 gross margins. After rising to 26.2% of sales in the second quarter of 2006 due largely to the addition of 15 employees to support our sales effort, third quarter S,G&A expenses declined to 25.6% of sales in 2006, a one percentage point improvement from 2005’s third quarter. Declines in professional fees, advertising and non-product related compliance costs more than offset higher wages and increases from stock-based compensation expense. The impact of increased interest costs from borrowings for both this and last year’s acquisitions and share repurchases, as well as higher interest rates, resulted in pretax margins of 20.4% and 21.4% of sales, respectively, for the third quarter and first nine months of 2006 compared to 20.6% and 20.9% for the respective periods of 2005.

OUTLOOK:

We expect organic sales growth for 2006 of approximately 6%. Having largely achieved third quarter comparable organic growth in line with our 7% goal, we expect existing programs and activities to produce similar growth in the final quarter that should boost organic growth of 5.4% for the first nine months of 2006 to approximately 6% for the full year. The 2006 acquisitions of Beijing Superior, the Company’s primary distributor in China, of Iropharm, a custom chemical synthesis business located in Ireland, of Pharmorphix, a U.K. based solid-form chemistry research business, and of Advanced Separation Technologies, a chiral chromatography business located in New Jersey, are collectively expected to make modest contributions to this internal growth. Due to the combination of previously reported export sales into our expanded operation in China and the full integration of the other acquired manufacturing and service businesses into our overall organization, the modest benefits from these additions are not easily segregated and will not be separately reported. A first quarter benefit from the overhang of the 2005 JRH acquisition will add an additional 1% beyond this 6% organic growth expectation. Ongoing efforts to pursue other desirable acquisition candidates may further enhance internal growth in 2006 and 2007 as we seek to add 3% to annual organic revenue growth through acquisition of strategically important products, services, platform technologies, businesses and facilities.

Based on year-to-date results, a more favorable tax rate for Q3 2006, currency rates at September 30, 2006 levels, the sales expectations described above and other expectations for our business, management has increased its 2006 reported diluted earnings per share forecast to $3.95 to $4.05, a $.05 improvement. This assumes a tax rate for the final quarter of 2006 in the 30-31% range. This diluted EPS range includes an estimated impact of roughly $.16 per share for stock-based compensation expense under SFAS 123(R). If the 2005 reported diluted EPS of $3.76 had been reduced by a $.14 per diluted share charge for stock-based compensation expense to make both periods comparable, our forecasted 2006 EPS increase would range from 9% to 12%. Reported pretax margins for the full year of 2006 are expected to be at least 21%, roughly equivalent to those achieved for all of 2005. Cost savings from process improvement efforts, which are expected to exceed our previously announced goal of $15 million in 2006, will continue to be reinvested to support ongoing efforts to achieve above market sales growth. Modest share repurchase activity may also benefit EPS growth.

OTHER INFORMATION:

Return On Equity: Our return on equity at September 30, 2006 was 20.6%, continuing to exceed our long-term goal of 20%.

Share Repurchase: We acquired another 0.5 million shares during Q3 2006 at an average price of $70.52 per share. Since beginning the program in late 1999, 39.8 million shares have been acquired at an average purchase price of $38.21 per share. There were 65.9 million shares outstanding at September 30, 2006. Including an additional 5.0 million shares authorized for repurchase in August 2006, the Company now has 5.2 million shares that it expects to acquire, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations over the first nine months of 2006 compared to the same period of 2005 increased by $10.8 million to $226.0 million. Capital expenditures of $47.2 million for the first nine months of 2006 were $24.3 million lower than those made during the first nine months of 2005.

Short-term borrowings were $308.9 million at a weighted average interest rate of 5.0% and long-term debt was $237.5 million at a weighted average interest rate of 6.2% as of September 30, 2006. The debt to capital ratio at September 30, 2006 was 28.8%.

Accounts receivable days sales outstanding at September 30, 2006 were 51 days, equivalent to September 30, 2005 levels. Reported inventories of $587.2 million at September 30, 2006 compared to $550.4 million at December 31, 2005, with inventory months on hand increasing to 7.7 months at September 30, 2006 from 7.4 months at December 31, 2005. This inventory increase results from currency exchange rates boosting reported carrying values, modest increases in stocks at major U.S. distribution locations to improve on-time deliveries for our customers and a modest amount of acquired inventory from the Iropharm acquisition.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2006 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2006 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including stock-based compensation expense, the sales benefit from acquisitions and the related inventory purchase accounting charge, and the Q1 2005 tax benefit. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) other changes in the business environment in which the Company operates, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 13-Contingent Liabilities and Commitments-in the Company’s Form 10-Q report for the quarter ended June 30, 2006, other than the matter with Enzo Biochem, Inc. and Enzo Life Sciences, Inc for which settlement was reported in a release dated September 19, 2006. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$441.4	$412.2	$1,333.0	$1,256.0
Cost of products sold	218.7	200.0	647.0	613.2

Gross profit	222.7	212.2	686.0	642.8
Selling, general and administrative expenses	112.9	109.6	343.1	331.2
Research and development expenses	13.2	12.8	39.6	37.6
Interest, net	6.5	5.0	18.1	12.1

Income from operations before income taxes	90.1	84.8	285.2	261.9
Provision for income taxes	21.7	20.9	80.0	60.9

Net income	$68.4	$63.9	$205.2	$201.0

Net income per share – Basic	$1.04	$0.95	$3.08	$2.95

Net income per share – Diluted	$1.02	$0.94	$3.04	$2.92

Weighted average number of shares outstanding – Basic	66.1	67.4	66.6	68.1

Weighted average number of shares outstanding - Diluted	67.1	68.2	67.6	68.9

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$137.0	$98.6
Accounts receivable, net	253.8	207.2
Inventories	587.2	550.4
Deferred taxes	53.6	48.4
Other current assets	39.5	45.6

Total current assets	1,071.1	950.2
Property, plant and equipment, net	630.1	613.1
Goodwill, net	355.8	336.4
Intangibles, net	126.4	129.6
Other assets	133.0	102.0

Total assets	$2,316.4	$2,131.3

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$308.9	$218.0
Accounts payable	93.8	90.0
Accrued payroll and payroll taxes	45.8	45.5
Accrued income taxes	59.0	52.5
Other accrued expenses	63.7	54.7

Total current liabilities	571.2	460.7

Long-term debt	237.5	283.2
Deferred post-retirement benefits	57.3	59.0
Deferred taxes	77.7	80.2
Other liabilities	23.3	14.8

Total liabilities	967.0	897.9

Stockholders’ equity:
Common stock	100.9	100.9
Capital in excess of par value	72.2	59.0
Common stock in treasury	(1,369.7)	(1,264.4)
Retained earnings	2,467.8	2,304.5
Accumulated other comprehensive income	78.2	33.4

Total stockholders’ equity	1,349.4	1,233.4

Total liabilities and stockholders’ equity	$2,316.4	$2,131.3

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$205.2	$201.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66.8	66.7
Deferred income taxes	(24.3)	(35.0)
Other	15.9	3.8
Changes in assets and liabilities:
Increase in accounts receivable	(35.8)	(38.3)
(Increase) decrease in inventories	(14.5)	(1.5)
Increase in accrued income taxes	4.8	10.4
Other	7.9	8.1

Net cash provided by operating activities	226.0	215.2

Cash flows from investing activities:
Property, plant, and equipment additions	(47.2)	(71.5)
Proceeds from sale of property, plant and equipment	2.5	1.4
Acquisitions of businesses, net of cash acquired	(15.2)	(427.7)
Other, net	(11.4)	(4.1)

Net cash used in investing activities	(71.3)	(501.9)

Cash flows from financing activities:
Net issuance of short-term debt	90.6	268.4
Issuance of long-term debt	—	150.2
Repayment of long-term debt	(67.2)	(1.6)
Payment of dividends	(41.9)	(38.6)
Treasury stock purchases	(125.0)	(110.9)
Exercise of stock options	21.1	14.6
Excess tax benefits from stock-based payments	2.4	—

Net cash (used in) provided by financing activities	(120.0)	282.1

Effect of exchange rate changes on cash	3.7	(9.3)

Net change in cash and cash equivalents	38.4	(13.9)
Cash and cash equivalents at January 1	98.6	169.2

Cash and cash equivalents at September 30	$137.0	$155.3

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended September 30, 2006
	Reported	Currency Impact	Adjusted
Research Essentials	4.5%	2.0%	2.5%
Research Specialties	8.4%	2.0%	6.4%
Research Biotech	3.3%	1.4%	1.9%
SAFC	9.3%	1.9%	7.4%
Total	7.1%	1.9%	5.2%

	Nine Months Ended September 30, 2006
	Reported	Currency Impact	JRH Industrial	Adjusted
Research Essentials	2.9%	(0.7%)	—%	3.6%
Research Specialties	5.0%	(0.9%)	—%	5.9%
Research Biotech	4.6%	(1.2%)	—%	5.8%
SAFC	11.3%	(0.5%)	5.8%	6.0%
Total	6.1%	(0.8%)	1.5%	5.4%

Business Unit Sales

(in millions)

	First Quarter 2005	Second Quarter 2005	Third Quarter 2005	Fourth Quarter 2005	Total 2005
Research Essentials	$87.5	$88.6	$83.6	$81.3	$341.0
Research Specialties	161.4	160.7	151.5	152.6	626.2
Research Biotech	65.6	68.3	63.3	64.8	262.0
SAFC	85.3	126.4	113.8	111.8	437.3

Total Customer Sales	$399.8	$444.0	$412.2	$410.5	$1,666.5

	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	YTD 2006
Research Essentials	$91.8	$88.1	$87.4	$267.3
Research Specialties	168.8	164.1	164.2	497.1
Research Biotech	71.8	69.0	65.4	206.2
SAFC	110.7	127.3	124.4	362.4

Total Customer Sales	$443.1	$448.5	$441.4	$1,333.0

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005
Proforma net income before currency impact, inventory purchase accounting charge and proforma 2005 stock-based compensation expense	$68.1	$64.9	$1.02	$0.95
Currency impact	0.3	—	—	—

Proforma net income before inventory purchase accounting charge and proforma 2005 stock-based compensation expense	68.4	64.9	1.02	0.95
Proforma 2005 stock-based compensation expense	—	1.7	—	0.03
Inventory purchase accounting charge	—	(2.7)	—	(0.04)

Total reported net income	$68.4	$63.9	$1.02	$0.94

	Net Income (in millions)		Diluted Earnings Per Share
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Proforma net income before currency impact, tax claim settlement benefit, inventory purchase accounting charge and proforma 2005 stock-based compensation expense	$211.9	$190.9	$3.14	$2.78
Currency impact	(4.6)	—	(0.07)	—

Proforma net income before tax claim settlement benefit, inventory purchase accounting charge and proforma 2005 stock-based compensation expense	207.3	190.9	3.07	2.78
Proforma 2005 stock-based compensation expense	—	6.3	—	0.09
Tax claim settlement benefit	—	11.3	—	0.16
Inventory purchase accounting charge	(2.1)	(7.5)	(0.03)	(0.11)

Total reported net income	$205.2	$201.0	$3.04	$2.92